EXHIBIT 4.21

Exhibit 4.21

INSTRUMENT OF AMENDMENT TO THE
MDU RESOURCES GROUP, INC.
401(k) RETIREMENT PLAN

The MDU Resources Group, Inc. 401(k) Retirement Plan, (as amended and restated December 1, 2006) (the “Plan”), is hereby further amended, effective as of January 1, 2000, by inserting the following sentence at the end of the definition of  Compensation in Article 1 of the Plan:

Notwithstanding the foregoing, for the 2000 – 2003 Plan Years, for participants employed by International Line Builders Inc., Highline Equipment Inc. or Loy Clark Pipeline Co. Inc., Compensation shall include bonuses and dividend equivalents.

Explanation:  This amendment retroactively revises the definition of compensation used for I.L.B., Highline and Loy Clark employees to reflect the actual administration of the plan with respect to these participants, in accordance with the VCP Compliance Statement issued by the Internal Revenue Service.

IN WITNESS WHEREOF, MDU Resources Group, Inc., as Sponsoring Employer of the Plan, has caused this amendment to be duly executed by a member of the MDU Resources Group, Inc. Employee Benefits Committee on this 29th day of December, 2008.

MDU RESOURCES GROUP, INC. EMPLOYEE BENEFITS COMMITTEE

By:	/s/ Vernon A. Raile
Vernon A. Raile, Chairman